EXHIBIT 99.2
Greif, Inc. Reports Record Results for Fiscal 2008;
Accelerates Greif Business System Initiatives

•	Net sales increased 14 percent (10 percent excluding the impact of foreign currency translation) to a record $3,777 million in fiscal 2008 from $3,322 million in fiscal 2007.

•
Net income before special items, as defined below, increased 40 percent to $267 million ($4.54 per diluted Class A share) in fiscal 2008 compared to $190 million ($3.22 per diluted Class A share) in fiscal 2007.  GAAP net income was $234 million ($3.99 per diluted Class A share) and $156 million ($2.65 per diluted Class A share) in fiscal 2008 and 2007, respectively.

DELAWARE, Ohio (Dec. 10, 2008) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its fiscal year ended Oct. 31, 2008, and specific plans to accelerate Greif Business System initiatives.

Michael J. Gasser, chairman and chief executive officer, said, “We are pleased with our record results for the fourth quarter and fiscal year, which benefited from the Greif Business System and our geographic and product diversity.

“With the economic downturn that began in our fourth quarter, we methodically and aggressively accelerated execution of the Greif Business System.  As a result of our controlled response, we will remain well positioned to deal with the global economic challenges and fast-changing business environment.”

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for fiscal 2008, restructuring charges of $43 million ($33 million net of tax) and timberland disposals, net of $0.4 million gain ($0.3 million gain net of tax); (ii) for fiscal 2007, restructuring charges of $21 million ($16 million net of tax) and timberland disposals, net of $0.6 million loss ($0.5 million loss net of tax); (iii) for the fourth quarter of 2008, restructuring charges of $19 million ($14 million net of tax); and (iv) for the fourth quarter of 2007, restructuring charges of $9 million ($7 million net of tax) and timberland disposals, net of $0.4 million loss ($0.3 million loss net of tax).  A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Fiscal 2008

Net sales increased 14 percent (10 percent excluding the impact of foreign currency translation) to $3,777 million in fiscal 2008 compared to $3,322 million in fiscal 2007.  The $455 million increase was attributable to higher sales in all segments, which include Industrial Packaging ($408 million), Paper Packaging ($43 million) and Timber ($4 million).  Strong organic sales growth for industrial packaging products and higher selling prices, principally in response to higher raw material costs, drove the 10 percent constant-currency increase.

Operating profit before special items increased 33 percent to a record $413 million in fiscal 2008 compared to $311 million in fiscal 2007.  The $102 million increase was attributable to higher operating profit in Industrial Packaging ($86 million), Paper Packaging ($10 million) and Timber ($6 million).  GAAP operating profit was $370 million and $290 million in fiscal 2008 and 2007, respectively.

Net income before special items increased 40 percent to $267 million in fiscal 2008 compared to $190 million in fiscal 2007.  Diluted earnings per share before special items were $4.54 compared to $3.22 per Class A share and $6.89 compared to $4.91 per Class B share for fiscal 2008 and 2007, respectively. The Company had GAAP net income of $234 million, or $3.99 per diluted Class A share and $6.04 per diluted Class B share, in fiscal 2008 compared to GAAP net income of $156 million, or $2.65 per diluted Class A share and $4.04 per diluted Class B share, in fiscal 2007.

Operating profit before special items, GAAP operating profit, net income before special items and GAAP net income for fiscal 2008 included a one-time $30 million pre-tax gain ($21 million after-tax net gain or $0.35 per Class A share and $0.53 per Class B share) related to the divestiture of business units in Australia and Zimbabwe.

Fourth Quarter of 2008

Net sales increased 11 percent with no impact from foreign currency translation to $978 million in the fourth quarter of 2008 compared to $882 million in the fourth quarter of 2007.  The $96 million increase was primarily attributable to higher sales in Industrial Packaging.

Operating profit before special items increased 16 percent to $112 million in the fourth quarter of 2008 compared to $97 million in the fourth quarter of 2007.  The $15 million increase was attributable to higher operating profit in Industrial Packaging ($11 million) and Paper Packaging ($4 million).  GAAP operating profit was $93 million and $87 million in the fourth quarter of 2008 and 2007, respectively.

Net income before special items increased 20 percent to $75 million in the fourth quarter of 2008 compared to $62 million in the fourth quarter of 2007.  Diluted earnings per share before special items were $1.27 compared to $1.05 per Class A share and $1.93 compared to $1.60 per Class B share for the fourth quarter of 2008 and 2007, respectively. The Company had GAAP net income of $60 million, or $1.03 per diluted Class A share and $1.56 per diluted Class B share, in the fourth quarter of 2008 compared to GAAP net income of $55 million, or $0.93 per diluted Class A share and $1.42 per diluted Class B share, in the fourth quarter of 2007.

Business Group Results

Industrial Packaging net sales were up 15 percent (10 percent excluding the impact of foreign currency translation) to $3,061 million in fiscal 2008 from $2,654 million in fiscal 2007.   Higher sales volumes across all regions, with particular strength in emerging markets, continued to drive the segment’s organic growth.  Operating profit before special items rose to $315 million (including the one-time $30 million pre-tax gain noted above) in fiscal 2008 from $229 million in fiscal 2007.  This increase was primarily due to improvement in sales volumes, higher selling prices and contributions from the Greif Business System, which were partially offset by higher input costs.  GAAP operating profit was $281 million in fiscal 2008 compared to $213 million in fiscal 2007.

Paper Packaging net sales were $697 million in fiscal 2008 compared to $654 million in fiscal 2007.  This increase was principally due to higher selling prices, including a containerboard increase implemented in the fourth quarter of 2007 and partial realization of an increase implemented in the fourth quarter of 2008.  The remaining amount of that increase is expected to be realized in the first quarter of 2009.  Operating profit before special items increased to $78 million in fiscal 2008 from  $68 million in fiscal 2007.  This increase was primarily due to higher selling prices from the containerboard increases noted above, partially offset by higher input costs, including energy ($11 million) and transportation ($3 million). GAAP operating profit was $68 million and $63 million in fiscal 2008 and 2007, respectively.

Timber net sales were $19 million and $15 million in fiscal 2008 and 2007, respectively.  Operating profit before special items was $21 million in fiscal 2008 compared to $14 million in fiscal 2007.  Included in these amounts were gains from asset disposals, net, from the sale of special use properties (surplus, higher and better use, and development properties) of $17 million in fiscal 2008 and $10 million in fiscal 2007.  GAAP operating profit was $21 million and $14 million in fiscal 2008 and 2007, respectively.

Other Cash Flow Information

Capital expenditures were $143 million, excluding timberland purchases of $3 million, in fiscal 2008 compared to $113 million, excluding timberland purchases of $2 million, in fiscal 2007.  During fiscal 2008, an increase in capital commitments supported the Company’s productivity improvements, acquisition integration and expansion.  Depreciation expense was $93 million and $90 million for fiscal 2008 and 2007, respectively.

On Dec. 9, 2008, the Board of Directors declared quarterly cash dividends of $0.38 per share of Class A Common Stock and $0.56 per share of Class B Common Stock. These dividends are payable on Jan. 1, 2009, to stockholders of record at close of business on Dec. 22, 2008.

Company Outlook and Greif Business System Initiatives

During the fourth quarter of fiscal 2008, significant issues impacted global credit markets, key raw material costs declined sharply (some from record levels), and demand, especially in Industrial Packaging, quickly declined.  The combined severity and speed with which these events occurred are unprecedented.  Management is aggressively responding to the current challenging economic and business environment through the following targeted initiatives:

•	Greif Business System (GBS) and Accelerated Initiatives

GBS has resulted in significant cost savings and efficiencies since it was launched in fiscal 2003.  It is a comprehensive and integrated business system that identifies ongoing opportunities across the Company’s global footprint.  Specifically, during fiscal 2009 approximately $50 million of additional savings are expected to be achieved through the Company’s Operational Excellence and Global Sourcing initiatives.

Accelerated GBS initiatives are being implemented in response to the current business environment.  These initiatives include continuation of active portfolio management (e.g., 15 announced facility closings in fiscal 2008), further administrative excellence activities, a hiring and salary freeze, and curtailed discretionary spending.  These actions are expected to result in an additional $50 million of savings during fiscal 2009.

The GBS and accelerated GBS initiatives are anticipated to result in a combined impact of approximately $100 million on operating profit during fiscal 2009.

•	Working Capital Improvements

Working capital management is an integral part of GBS and is particularly important during periods of rapidly changing conditions.  In order to minimize the Company’s working capital requirements and enhance cash flows, risk management strategies, including credit policies and tight inventory controls, continue to be a key focus throughout the Company.  These actions, coupled with the expected reversal of higher raw material costs that increased working capital requirements during fiscal 2008, are expected to improve cash flows by at least $100 million in fiscal 2009.

•	Capital Expenditure Reductions

As noted above, capital expenditures were $143 million in fiscal 2008.  This increase over the prior year supported the Company’s productivity improvements, acquisition integration and expansion.  For fiscal 2009, capital expenditures are expected to be in line with annual depreciation expense.  This reduction in capital expenditures compared to fiscal 2008 is anticipated to contribute an additional $50 million to cash flows in fiscal 2009.

The Company anticipates the factors currently affecting the global business environment will continue throughout fiscal 2009.  The Company anticipates an estimated adverse impact from foreign currency translation ($0.24 per Class A share) and higher effective tax rate due to a change in earnings mix ($0.24 per class A share) compared to fiscal 2008, which factors are also incorporated into the fiscal 2009 guidance.

The Company expects that earnings per Class A share, before special items, will be in the range of $3.25 to $3.75 per share for fiscal 2009.

Conference Call

The Company will host a conference call to discuss fiscal 2008 results on Dec. 11, 2008, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 866-595-9884. The number for international callers is +1 404-665-9569.  The conference call ID number is #75621324.  Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, packaging accessories and containerboard, and provides blending and packaging services for a wide range of industries.  Greif also manages timber properties in North America.  The Company is strategically positioned in more than 45 countries to serve global as well as regional customers.  Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "project," "believe," "continue" or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management.  Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; the availability of the credit markets to our customers and suppliers, as well as the Company; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2007. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Quarter ended October 31,		Year ended October 31,
	2008	2007	2008	2007

Net sales	$978.4	$882.3	$3,776.8	$3,322.3
Cost of products sold	786.0	711.8	3,084.0	2,716.9
Gross profit	192.4	170.5	692.8	605.4

Selling, general and administrative expenses	87.1	83.8	339.2	313.4
Restructuring charges	18.8	9.1	43.2	21.2
Asset disposals, net	6.8	9.5	59.9	18.8
Operating profit	93.3	87.1	370.3	289.6

Interest expense, net	11.4	11.0	49.6	45.5
Debt extinguishment charge	--	--	--	23.5
Other income (expense), net	0.5	(3.2)	(8.8)	(9.0)
Income before income tax expense and equity earnings and minority interests	82.4	72.9	311.9	211.6

Income tax expense	20.2	17.2	73.6	53.5
Equity earnings and minority interests	(1.8)	(0.7)	(3.9)	(1.7)

Net income	$60.4	$55.0	$234.4	$156.4

Basic earnings per share:
Class A Common Stock	$1.04	$0.95	$4.04	$2.69
Class B Common Stock	$1.56	$1.42	$6.04	$4.04

Diluted earnings per share:
Class A Common Stock	$1.03	$0.93	$3.99	$2.65
Class B Common Stock	$1.56	$1.42	$6.04	$4.04

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	24.0	23.7	23.9	23.6
Class B Common Stock	22.6	23.0	22.8	23.0

Diluted earnings per share:
Class A Common Stock	24.5	24.3	24.4	24.2
Class B Common Stock	22.6	23.0	22.8	23.0

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars in millions, except per share amounts)

	Quarter ended October 31, 2008			Quarter ended October 31, 2007
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP – operating profit	$93.3			$87.1
Restructuring charges	18.8			9.1
Timberland disposals, net	--			0.4
Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$112.1			$96.6

GAAP – net income	$60.4	$1.03	$1.56	$55.0	$0.93	$1.42
Restructuring charges, net of tax	14.3	0.24	0.37	6.9	0.12	0.17
Timberland disposals, net of tax	--	--	--	0.3	--	0.01
Non-GAAP – net income before restructuring charges and timberland disposals, net	$74.7	$1.27	$1.93	$62.2	$1.05	$1.60

	Year ended October 31, 2008			Year ended October 31, 2007
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP – operating profit	$370.3			$289.6
Restructuring charges	43.2			21.2
Timberland disposals, net	(0.4)			0.6
Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$413.1			$311.4

GAAP – net income	$234.4	$3.99	$6.04	$156.4	$2.65	$4.04
Restructuring charges, net of tax	33.0	0.55	0.86	15.8	0.27	0.41
Debt extinguishment charge, net of tax	--	--	--	17.5	0.29	0.45
Timberland disposals, net of tax	(0.3)	--	(0.01)	0.5	0.01	0.01
Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland disposals, net	$267.1	$4.54	$6.89	$190.2	$3.22	$4.91

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended October 31,		Year ended October 31,
	2008	2007	2008	2007

Net sales
Industrial Packaging	$789.4	$698.0	$3,061.1	$2,653.7
Paper Packaging	187.1	181.2	696.9	653.7
Timber	1.9	3.1	18.8	14.9
Total	$978.4	$882.3	$3,776.8	$3,322.3

Operating profit
Operating profit before restructuring charges and timberland disposals, net:
Industrial Packaging	$80.0	$69.2	$315.0	$229.3
Paper Packaging	30.1	25.7	77.5	67.7
Timber	2.0	1.7	20.6	14.4
Operating profit before restructuring charges and timberland disposals, net	112.1	96.6	413.1	311.4
Restructuring charges:
Industrial Packaging	13.0	8.4	34.0	16.0
Paper Packaging	5.8	0.7	9.1	5.2
Timber	--	--	0.1	--
Restructuring charges	18.8	9.1	43.2	21.2
Timberland disposals, net:
Timber	--	(0.4)	0.4	(0.6)
Total	$93.3	$87.1	$370.3	$289.6

Depreciation, depletion and amortization expense
Industrial Packaging	$19.3	$17.4	$73.8	$69.0
Paper Packaging	8.0	7.6	28.2	28.8
Timber	0.1	1.0	4.4	4.5
Total	$27.4	$26.0	$106.4	$102.3

Note:  Certain prior year amounts have been reclassified to conform to the 2008 presentation.

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Quarter ended October 31,		Year ended October 31,
	2008	2007	2008	2007

Net sales
North America	$531.5	$480.4	$1,987.6	$1,820.7
Europe	289.5	279.2	1,214.3	1,043.6
Other	157.4	122.7	574.9	458.0
Total	$978.4	$882.3	$3,776.8	$3.322.3

Operating profit
Operating profit before restructuring charges and timberland disposals, net:
North America	$67.4	$47.2	$195.6	$156.1
Europe	34.9	34.0	136.2	107.9
Other	9.8	15.4	81.3	47.4
Operating profit before restructuring charges and timberland disposals, net	112.1	96.6	413.1	311.4
Restructuring charges	18.8	9.1	43.2	21.2
Timberland disposals, net	--	(0.4)	0.4	(0.6)
Total	$93.3	$87.1	$370.3	$289.6

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT AND GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Quarter ended October 31,		Year ended October 31,
	2008	2007	2008	2007

Industrial Packaging
GAAP – operating profit	$67.0	$60.8	$281.0	$213.3
Restructuring charges	13.0	8.4	34.0	16.0
Non-GAAP – operating profit before restructuring charges	$80.0	$69.2	$315.0	$229.3

Paper Packaging
GAAP – operating profit	$24.3	$25.0	$68.4	$62.5
Restructuring charges	5.8	0.7	9.1	5.2
Non-GAAP – operating profit before restructuring charges	$30.1	$25.7	$77.5	$67.7

Timber
GAAP – operating profit	$2.0	$1.3	$20.9	$13.8
Restructuring charges	--	--	0.1	--
Timberland disposals, net	--	0.4	(0.4)	0.6
Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$2.0	$1.7	$20.6	$14.4

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	October 31, 2008	October 31, 2007

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$77.6	$123.7
Trade accounts receivable	392.5	347.9
Inventories	304.0	243.0
Other current assets	148.5	127.2
	922.6	841.8

LONG-TERM ASSETS
Goodwill and intangible assets	617.4	589.5
Other long-term assets	139.5	146.9
	756.9	736.4

PROPERTIES, PLANTS AND EQUIPMENT	1,066.4	1,074.5

	$2,745.9	$2,652.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$384.6	$411.1
Short-term borrowings	44.3	15.8
Other current liabilities	242.9	222.0
	671.8	648.9

LONG-TERM LIABILITIES
Long-term debt	673.2	622.7
Other long-term liabilities	341.4	374.8
	1,014.6	997.5

MINORITY INTEREST	3.7	6.4

SHAREHOLDERS’ EQUITY	1,055.8	999.9

	$2,745.9	$2,652.7